CONTACTS:
Shelly Doran317.685.7330 Investors
Billie Scott317.263.7148 Media

FOR IMMEDIATE RELEASE

                 SIMON PROPERTY GROUP ANNOUNCES SECOND QUARTER
                    COMPARABLE FFO PER SHARE GROWTH OF 8.7%

   Indianapolis, Indiana--August 3, 2000 . . . Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter and six months ended June 30, 2000. Diluted funds from operations for the quarter increased 5.6%, to $0.75 per share in 2000 from $0.71 per share in 1999. Total revenue for the quarter increased 7.4%, to $487.7 million as compared to $454.0 million in 1999. Diluted funds from operations for the six months increased 5.1%, to $1.45 per share in 2000 from $1.38 per share in 1999. Total revenue for the six months increased 7.3%, to $965.5 million as compared to $900.1 million in 1999.

   On January 1, 2000, the Company adopted Staff Accounting Bulletin No. 101 ("SAB 101"), which addresses certain revenue recognition policies, including the accounting for overage rent earned by a landlord. SAB 101 requires overage rent to be recognized as revenue only when each tenant's sales exceed their sales threshold. SAB 101 impacts the timing in which overage rent is recognized throughout the year, but does not materially impact the total overage rent recognized for the full year. If 1999 financial results were restated to reflect adoption of SAB 101, the Company's share of 1999 diluted funds from operations for the quarter would be reduced by $4.7 million, or $0.02 per share, and funds from operations for the six months would be reduced by $8.4 million, or $0.04 per share. Accordingly, on a comparable basis to last year, the increase in the Company's share of diluted funds from operations on a per share basis for the quarter and six months was 8.7% and 8.2%, respectively.

   Occupancy for mall and freestanding stores in the regional malls at June 30, 2000 increased 160 basis points to 90.0%, as compared to 88.4% at June 30, 1999. Comparable retail sales per square foot increased 5.2%, to $387 while total retail sales per square foot increased 6.3% to $373. Average base rents for mall and freestanding stores in the regional mall portfolio were $27.63 per square foot at June 30, 2000, an increase of $1.48, or 5.7%, from June 30, 1999.

New Business Initiatives

   On May 4th, Simon announced it's joining with leading real estate companies across a broad range of property sectors to form a real estate technology company, Constellation Real Estate Technologies. Constellation intends to form, incubate and sponsor real estate-related Internet, e-commerce and broadband enterprises; acquire interests in existing "best of breed" companies on a synergistic basis; and act as an opportunistic consolidator across property sectors in the emerging real estate technology area.

   Constellation's founding membership includes the three largest public real estate companies--Simon Property Group, Equity Office Properties and Equity Residential Properties--as well as the three largest real estate service companies by total market capitalization. Collectively, the total capital commitment of the nine founding members is $135 million. Simon has committed $15 million to Constellation.

   On May 9th, the launch of MerchantWired (www.merchantwired.com) was announced. MerchantWired, headquartered in Indianapolis, is a full-service retail infrastructure company that connects the physical and virtual worlds in the retail industry. Leading a consortium of property owners and infrastructure partners, MerchantWired is dedicated to establishing the standard for retail networks, providing retailers in any property across the country with the infrastructure to meet their specific needs. Through strategic partnerships with Cisco

Systems, Inc., IBM and Intermedia Communications, MerchantWired is working with leading property owners including SPG, The Macerich Company, The Rouse Company, Taubman Centers, Inc., Urban Shopping Centers, Inc., and Westfield America, Inc. to initially wire 350 retail properties nationwide.

   MerchantWired is providing a complete packaged solution for retailers with a core set of initial offerings that includes: Internet provider in mall network, secure managed network services, secure access to the Internet, voice over IP infrastructure in the store, and redundant WAN infrastructure connecting retailers with their home offices, business partners and customers.

Disposition Activities

   During the second quarter of 2000, the Company sold the following assets in conjunction with its ongoing strategy to dispose of its non-core assets:

           Asset Name                    Location                Asset Type
   --------------------------   ---------------------------   ----------------
   Lenox Office Building        Atlanta, GA                   Office Building
   Fremont Mall                 Fremont, NE                   Regional Mall
   Buffalo Grove Towne Center   Buffalo Grove (Chicago), IL   Community Center
   Arvada Plaza                 Arvada (Denver), CO           Community Center
   Marwood Plaza                Indianapolis, IN              Community Center

   The total proceeds from these sales of $92 million were utilized to repay indebtedness.

New Development Activities

   One new development project opened during the second quarter. Orlando Premium Outlets, a new 430,000 square foot center located in Orlando, Florida, began a phased opening in May, with more than 90 of the 110 stores (representing 86% of the GLA) now operating. Traffic and sales to date have been extremely strong, with many tenants ranking among the top performers in their chains. Leading tenants include Anne Klein, BCBG Max Azaria, Bottega Veneta, Burberry, Calvin Klein, DKNY, Ermenigildo Zegna, Max Mara, Polo Ralph Lauren, Timberland, Tod's and Versace. Orlando Premium Outlets is ideally located on Interstate 4 midway between Walt Disney World/EPCOT and Sea World and was jointly developed by Simon and Chelsea GCA Realty. Simon's ownership percentage: 50%.

   The Company currently has three projects under construction in the U.S.:

  . Arundel Mills is a 1.3 million square foot value-oriented super-regional mall in Anne Arundel County, Maryland, in the middle of the highly trafficked Baltimore/Washington, D.C. corridor. This project is the fifth Simon joint venture with The Mills Corporation. Anchors/major tenants: Jillian's, Bed Bath & Beyond, Sun & Ski Sports, Muvico, Books-A-Million, Off Broadway Shoes, For Your Entertainment and Off Fifth-Saks Fifth Avenue. Simon's ownership percentage: 37.5%. Scheduled opening:
     November 2000.

  . Waterford Lakes Town Center in Orlando, Florida, is a 982,000 square foot power center. The 562,000 square foot first phase of the project opened in November 1999. The first phase is 100% leased and includes anchors: Super Target, TJMaxx, Ross Dress for Less, Bed Bath & Beyond, Barnes & Noble, Old Navy, Regal 20-Plex Theatre, Zany Brainy and Dress Barn. The second phase comprises 420,000 square feet and is scheduled to open in November 2000 with OfficeMax, PetsMart and Best Buy as anchors. Simon's ownership percentage: 100%.

  . Bowie Town Center in Annapolis, Maryland, is a 560,000 square foot open-air regional shopping center with main street architecture and a 107,000 square foot grocery retail component scheduled to open October 2001. Anchors/major tenants: Hecht's, Sears, Old Navy, Barnes & Noble, Bed Bath & Beyond, Zany Brainy and Safeway. Simon's ownership percentage:
     100%.

Redevelopment Activities

   The Company continues its redevelopment program with the following major projects scheduled for 2000 completion:

  . LaPlaza Mall in McAllen, Texas--Addition of Dillard's (March 2000) and expansion of JCPenney, small shops and new Foley's Home Store (November
     2000).

  . North East Mall in Hurst, Texas--Saks Fifth Avenue, Nordstrom and Foley's are scheduled to open in September 2000, March 2001 and fall 2001, respectively. Mall renovation is to be completed in conjunction with Saks' opening. New, expanded and relocated Dillard's and small shop expansion opened in September 1999.

  . Palm Beach Mall in West Palm Beach, Florida--Addition of Dillard's, Old Navy, Borders, Designer Shoe Warehouse and Mars Music Store.

  . Town Center at Boca Raton in Boca Raton, Florida--Addition of Nordstrom, Lord & Taylor expansion, mall expansion and renovation, and new parking structure (November 2000). New, expanded and relocated Saks Fifth Avenue, new parking structure and expansion of Bloomingdale's opened during the fourth quarter of 1999.

Management Announcement

   The Company today announced the promotion of Stephen E. Sterrett to chief financial officer. Mr. Sterrett joined the Simon organization in 1988, and has held various financial management positions since that date, most recently as senior vice president and treasurer.

Dividends

   On July 21, 2000, the Company declared a common stock dividend of $0.5050 per share. This dividend will be paid on August 18, 2000 to shareholders of record on August 4, 2000. The Company also declared dividends on its three public issues of preferred stock, all payable on October 2, 2000 to shareholders of record on September 15, 2000:

  . Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock (NYSE:SPGPrB)--$1.625 per share

  . SPG Properties, Inc. 8.75% Series B Cumulative Redeemable Preferred Stock (NYSE:SGVPrB)--$0.546875 per share

  . SPG Properties, Inc. 7.89% Series C Cumulative Preferred Stock--$0.98625 per share.

   Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a self-administered and self-managed real estate investment trust which, through its subsidiary partnerships, is engaged in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. It currently owns or has an interest in 253 properties containing an aggregate of 184 million square feet of gross leasable area in 36 states and five assets in Europe. Together with its affiliated management company, Simon owns or manages approximately 190 million square feet of gross leasable area in retail and mixed-use properties. Shares of Simon Property Group, Inc. are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc. Additional Simon Property Group information is available at www.shopsimon.com.

Supplemental Materials

   The Company's June 30, 2000 Form 10-Q and supplemental information package (8-K) may be requested in e-mail or hard copy formats by contacting Shelly Doran--Director of Investor Relations, Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 or via e-mail at sdoran@simon.com.

Conference Call

   The Company will provide an online simulcast of its second quarter conference call at www.shopsimon.com, www.vcall.com, www.streetfusion.com and www.streetevents.com. To listen to the live call, please go to any of these web sites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 4:00 p.m. Eastern Daylight Time today, August 3rd. An online replay will be available for approximately 90 days.

   Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

                                     SIMON

                        Combined Financial Highlights(A)
                                   Unaudited
                        (In thousands, except as noted)

                                         Three Months      Six Months Ended
                                        Ended June 30,         June 30,
                                       ------------------  ------------------
                                         2000      1999      2000      1999
                                       --------  --------  --------  --------
Revenue:
Minimum rent.......................... $294,265  $276,394  $590,727  $550,243
Overage rent..........................    6,718    14,586    18,756    28,026
Tenant reimbursements.................  154,303   139,555   299,147   276,838
Other income..........................   32,373    23,471    56,880    44,992
                                       --------  --------  --------  --------
  Total revenue.......................  487,659   454,006   965,510   900,099

Expenses:
Property operating....................   79,459    72,003   156,441   140,507
Depreciation and amortization.........   99,140    89,765   197,628   179,525
Real estate taxes.....................   49,729    44,123    98,151    91,043
Repairs and maintenance...............   16,195    16,976    35,760    36,888
Advertising and promotion.............   15,245    14,854    31,255    29,552
Provision for credit losses...........    2,214     2,951     4,345     4,794
Other.................................    9,375     6,691    18,484    14,249
                                       --------  --------  --------  --------
  Total operating expenses............  271,357   247,363   542,064   496,558

Operating Income......................  216,302   206,643   423,446   403,541
Interest Expense......................  155,207   142,734   313,866   283,856
                                       --------  --------  --------  --------
Income before Minority Interest.......   61,095    63,909   109,580   119,685
Minority Interest.....................   (2,283)   (3,688)   (4,717)   (5,503)
Gain (Loss) on Sales of Real Estate,
 net(B)...............................    1,562    (9,308)    8,658    (9,308)
Income Tax Benefit of SRC.............      --      3,374       --      3,374
                                       --------  --------  --------  --------
Income before Unconsolidated
 Entities.............................   60,374    54,287   113,521   108,248
Income from Unconsolidated Entities...   15,538    13,051    33,527    26,478
                                       --------  --------  --------  --------
Income before Extraordinary Items and
 Cumulative Effect of Accounting
 Change...............................   75,912    67,338   147,048   134,726
Extraordinary Items--Debt Related
 Transactions.........................      --        (43)     (440)   (1,817)
Cumulative Effect of Accounting
 Change(C)............................      --        --    (12,342)      --
                                       --------  --------  --------  --------
Income before Allocation to Limited
 Partners.............................   75,912    67,295   134,266   132,909
Less: Limited Partners' Interest in
 the Operating Partnerships...........  (15,532)  (12,710)  (26,271)  (25,665)
Less: Preferred Distributions of the
 SPG Operating Partnership............   (2,817)      --     (5,634)      --
Less: Preferred Dividends of
 Subsidiary...........................   (7,334)   (7,334)  (14,668)  (14,668)
                                       --------  --------  --------  --------
Net Income............................   50,229    47,251    87,693    92,576
Preferred Dividends...................   (9,217)   (8,789)  (18,438)  (19,160)
                                       --------  --------  --------  --------
Net Income Available to Common
 Shareholders......................... $ 41,012  $ 38,462  $ 69,255  $ 73,416
                                       ========  ========  ========  ========

                                     SIMON

                  Combined Financial Highlights--Continued (A)
                                   Unaudited
                        (In thousands, except as noted)

                                                          Three
                                                         Months    Six Months
                                                          Ended       Ended
                                                        June 30,    June 30,
                                                       ----------- ------------
                                                       2000  1999  2000   1999
                                                       ----- ----- -----  -----
PER SHARE DATA:
Basic Income per Paired Share:
  Before Extraordinary Items.......................... $0.24 $0.22 $0.45  $0.44
  Extraordinary Items.................................   --    --    --   (0.01)
  Cumulative Effect of Accounting Change..............   --    --  (0.05)   --
                                                       ----- ----- -----  -----
  Net Income Available to Common Shareholders......... $0.24 $0.22 $0.40  $0.43
                                                       ===== ===== =====  =====
Diluted Income per Paired Share:
  Before Extraordinary Items.......................... $0.24 $0.22 $0.45  $0.44
  Extraordinary Items.................................   --    --    --   (0.01)
  Cumulative Effect of Accounting Change..............   --    --  (0.05)   --
                                                       ----- ----- -----  -----
  Net Income Available to Common Shareholders......... $0.24 $0.22 $0.40  $0.43
                                                       ===== ===== =====  =====

SELECTED BALANCE SHEET INFORMATION

                                                 June 30, 2000 December 31, 1999
                                                 ------------- -----------------
Cash and Cash Equivalents.......................  $   143,478     $   157,632
Investment Properties, net......................  $11,598,276     $11,703,171
Mortgages and Other Indebtedness................  $ 8,805,667     $ 8,768,951

SELECTED REGIONAL MALL OPERATING STATISTICS

                                                                   June 30,
                                                                 --------------
                                                                  2000    1999
                                                                 ------  ------
Occupancy(D)....................................................   90.0%   88.4%
Average Rent per Square Foot(D)................................. $27.63  $26.15
Total Sales Volume (in millions)(E)............................. $7,075  $5,953
Comparable Sales per Square Foot(E)............................. $  387  $  368
Total Sales per Square Foot(E).................................. $  373  $  351

--------
(A) Represents combined condensed financial statements of Simon Property Group, Inc. and its paired share affiliate, SPG Realty Consultants, Inc.
(B) Net of asset write downs of $10.6 million for the three and six months ended June 30, 2000.
(C) Due to the adoption of SAB 101 on January 1, 2000, which requires overage rent to be recognized as revenue only when each tenant's sales exceed their sales threshold. Previously, the Company recognized overage rent based on reported and estimated sales through the end of the period, less the applicable prorated base sales amount.
(D) Includes mall and freestanding stores.
(E) Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

                                     SIMON

                  Combined Financial Highlights--Continued(A)
                                   Unaudited
                        (In thousands, except as noted)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS ("FFO")

                                          Three Months      Six Months Ended
                                         Ended June 30,         June 30,
                                        ------------------  ------------------
                                          2000      1999      2000      1999
                                        --------  --------  --------  --------
Income Before Extraordinary Items and
 Cumulative Effect of Accounting
 Change...............................  $ 75,912  $ 67,338  $147,048  $134,726
Plus: Real estate depreciation and
      amortization from combined
      consolidated properties.........    98,906    89,544   197,142   179,081
Plus: Simon's share of real estate
      depreciation and amortization
      and extraordinary items from
      unconsolidated affiliates.......    28,055    20,761    56,856    41,291
Less: Gain (loss) on sale of real
      estate, net(B)..................    (1,562)    9,308    (8,658)    9,308
Less: Minority interest portion of
      real estate depreciation and
      amortization....................    (1,475)     (255)   (2,955)   (2,050)
Less: Preferred distributions
      (including those of
      subsidiary).....................   (19,368)  (16,123)  (38,740)  (33,828)
                                        --------  --------  --------  --------
FFO of the Simon Portfolio............  $180,468  $170,573  $350,693  $328,528
                                        ========  ========  ========  ========
Basic FFO per Paired Share:
Basic FFO Allocable to the Company....  $131,039  $125,099  $254,542  $239,359
Basic Weighted Average Paired Shares
 Outstanding..........................   173,672   173,342   173,448   171,177
Basic FFO per Paired Share............  $   0.75  $   0.72  $   1.47  $   1.40
                                        ========  ========  ========  ========

Diluted FFO per Paired Share:
Diluted FFO Allocable to the Company..  $140,364  $134,356  $273,039  $259,569
Diluted Weighted Average Number of
 Equivalent Paired Shares.............   188,316   188,259   188,090   187,872
Diluted FFO per Paired Share..........  $   0.75  $   0.71  $   1.45  $   1.38
                                        ========  ========  ========  ========